Contribution Agreement

      This Contribution Agreement has been made December 31, 1995 by: WMX Technologies, Inc. a Delaware corporation ("WMX"): WMI Urban Services, Inc. ("WMUS"); ServiceMaster Limited Partnership, a Delaware limited partnership ("ServiceMaster"); and ServiceMaster Consumer Services Limited Partnership ("ServiceMaster Consumer Services").


                                Background

      A. WMUS presently owns 308,078 limited partner shares in ServiceMaster Consumer Services (the "WM Consumer Shares") which represent approximately 28% of the ownership interest in ServiceMaster Consumer Services. ServiceMaster indirectly owns substantially all of the remaining ownership interest in ServiceMaster Consumer Services.

      B. WMX indirectly owns the entire ownership interest in WMUS and is WMUS' ultimate parent corporation.

      C. ServiceMaster is a limited partnership whose partnership shares are publicly traded on the New York Stock Exchange.

      D. On the date hereof, the parties have engaged in a series of interrelated steps to restructure their relationships.

      E.   Pursuant to this Agreement:

      (1)  WMUS has contributed the WM Consumer Shares to
           ServiceMaster in a transaction intended to be tax-free;

      (2)  ServiceMaster has in exchange issued to WMUS

           (a)   18,107,143 partnership shares (the "WM Partnership
                 Shares") and

           (b) An option (the "WM Option") entitling WMUS to purchase an additional 1,250,000 partnership shares from ServiceMaster at the price and terms and subject to the conditions specified in an Option Agreement (the "WM Option Agreement") made by WMUS, ServiceMaster Incorporated of Delaware ("SMI") and ServiceMaster contemporaneous with this Agreement.

      F. Contemporaneous with this Agreement, ServiceMaster, WMX, WMUS, and SMI have entered into a Relationship Agreement to govern aspects of their on going relationship.

      G. This Contribution Agreement, the WM Option Agreement, and the Relationship Agreement which have been made by ServiceMaster

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and WMX on the date hereof are herein collectively called the "New
Relationship Agreements."


                                 Agreement

The parties agree as follows:


1.    Contribution of WM Consumer Shares to ServiceMaster.

      1.1  Contribution.  WMUS hereby contributes the WM Consumer
Shares to ServiceMaster.

      1.2  Acceptance.  ServiceMaster hereby accepts  the WM
Consumer Shares from WMUS and herewith delivers to WMUS in exchange the equity interests in ServiceMaster specified in Part 2.

      1.3 Consent. ServiceMaster Consumer Services hereby consents to the contribution of the WM Consumer Shares to ServiceMaster.

      1.4  Release.    It is the intention of the parties that upon
execution of this Agreement all interest of every kind of which WMX or any of its affiliates may have in ServiceMaster Consumer Services shall be contributed to ServiceMaster, and by their execution of this Agreement both WMUS and WMX hereby convey to ServiceMaster any other right, title or interest which either of them may have in ServiceMaster Consumer Services whether or not now known. WMX hereby agrees that in the event it shall be established that any other WMX affiliate has any interest in ServiceMaster Consumer Services, WMX will cause that interest to be contributed to ServiceMaster as of the time of the execution of this Agreement. WMX and WMUS hereby waive and release any other rights they may have under or by reason of the Amended and Restated Agreement of Limited Partnership of ServiceMaster Consumer Services (including but not limited to any rights under Article 15 of that Agreement) or any other agreement or understanding relating to their rights with respect to ServiceMaster Consumer Services except for the rights cited in Section 1.5 of this Agreement.

      1.5 Tax Distribution; Information. Not later than March 15, 1996, ServiceMaster Consumer Services shall make one or more distributions to WMUS which are sufficient (when added to all tax distributions related to the year 1995 previously made by ServiceMaster Consumer Services to WMUS) to provide WMUS with distributions related to the taxable income of ServiceMaster Consumer Services for the year 1995 in an amount which is determined in a manner which is consistent with comparable distributions in respect of prior year's tax distributions. WMX shall provide ServiceMaster with such information as ServiceMaster may reasonably request to determine the amount which should be distributed. ServiceMaster Consumer Services shall provide WMX all

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information relevant to the period in which WMUS held its
investment in ServiceMaster Consumer Services as WMX shall request and to which it was entitled under the terms of the ServiceMaster
Consumer Services Amended and Restated Agreement of Limited
Partnership.

2. Issuance of Partnership Shares and Grant of Option. In exchange for the contribution made by WMUS of the WM Consumer
Shares under the preceding Part 1:

      (a)  ServiceMaster herewith issues to WMUS 18,107,143
           ServiceMaster Partnership Shares (herein called the "WM Partnership Shares"); and

      (b) ServiceMaster herewith grants the WM Option to WMUS by executing and delivering the WM Option Agreement to WMUS contemporaneous with the execution of this Agreement.


3.    ServiceMaster Warranties.

      ServiceMaster hereby warrants to WMX that:

      3.1  Organization of ServiceMaster.   ServiceMaster is duly
organized, validly existing and is in good standing as a Delaware limited partnership.

      3.2 Organization of ServiceMaster's Managing General Partner. The managing general partner of ServiceMaster is ServiceMaster
Management Corporation. ServiceMaster Management Corporation is duly organized, validly existing and is in good standing as a Delaware corporation.

      3.3 No Conflict. The execution and delivery of the New Relationship Agreements, the issuance of the Partnership Shares under Part 2 of this Agreement and the granting of the WM Option do not contravene and the issuance of the WM Option Shares upon occurrence of the WM Option will not contravene: (i) any provision of ServiceMaster's certificate of limited partnership or ServiceMaster's agreement of limited partnership; (ii) the certificate of incorporation of ServiceMaster Management Corporation or the bylaws of ServiceMaster Management Corporation;
(iii) the certificate of incorporation or bylaws of SMI; (iv) any agreement to which ServiceMaster, ServiceMaster Management Corporation or SMI is a party; or (v) any provision of any law or regulation applicable to ServiceMaster, ServiceMaster Management Corporation or SMI.

      3.4 Authorization. The execution and delivery of each of the New Relationship Agreements and the consummation of the transactions contemplated by each of the New Relationship
Agreements (including, but not limited to, the issuance of the WM

Partnership Shares and the granting of the WM Option) has been duly authorized by the Board of Directors of ServiceMaster Management
Corporation. Each of ServiceMaster, SMI and ServiceMaster Consumer Services has duly executed and delivered each of the New
Relationship Agreements to which it is a party.

      3.5 WM Shares as Fully Paid and Non-Assessable. The WM Partnership Shares have been validly issued and are fully paid and non-assessable. The shares which will be issued to WMUS upon a valid exercise of the WM Option (the "WM Option Shares") will upon issuance and upon receipt by ServiceMaster or SMI (as the case may be) of the consideration prescribed by the WM Option Agreement be fully paid and nonassessable. ServiceMaster has obtained all approvals necessary for listing (subject to notice of issuance) on the New York Stock Exchange of the WM Partnership Shares and the WM Option Shares (which are collectively called the "WM Shares" in this Agreement).

      3.6 No Adverse Interest. The WM Partnership Shares have been issued (and the WM Option Shares will when issued be) free and clear of all liens, claims, encumbrances and restrictions, except that the WM Shares (i) have not been registered under either state or federal securities laws and, therefore, the transferability of the WM Shares is restricted as provided by such laws, (ii) are subject to the right of first refusal and other restrictions specified in the Relationship Agreement or in ServiceMaster's Partnership Agreement.

      3.7 Financial Statements. The financial statements of ServiceMaster which have been included in its Annual Report on Form 10-K for 1994 (the "1994 10-K") and its Quarterly Report on Form 10-Q for the periods ending September 30, 1995 (the "third quarter 10-Q") were prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly the financial condition and results of operations of ServiceMaster for the dates and as of the periods stated therein except that the financial statements included in the third quarter 10-Q omits footnotes and condenses information as permitted by the rules applicable to the preparation of 10-Q reports and are subject to adjustments to be made in the course of the preparation of ServiceMaster's annual financial statements for 1995.

      3.8 No Knowledge of Adverse Matters. ServiceMaster is not aware of any fact or set of facts or trend or known uncertainty which has materially and adversely affected or may reasonably be expected to materially and adversely affect ServiceMaster's business, financial condition or results of operations (whether actual or prospective) which are not disclosed by the financial statements referred to above, by information either publicly disclosed by ServiceMaster or otherwise communicated in writing by ServiceMaster to a senior officer of WMX.

      3.9 ServiceMaster's Public Reports Are Not Misleading. Neither the 1994 10-K nor the third quarter 10-Q makes any untrue statement of a material fact or omits to state a material fact which is necessary in order to make statements made, in the circumstances under which they were made, not misleading.


4.    Private Placement Procedures.

      4.1 Information. WMX acknowledges that ServiceMaster has advised WMX that ServiceMaster has been prepared to provide any information relevant to the decision to dispose of the WM Consumer Shares, to acquire the WM Partnership Shares or the WM Option, or other investment decision inherent in the New Relationship Agreements (herein collectively called "relevant information"), that ServiceMaster has provided WMX with all relevant information which WMX has requested, and that there is no relevant information which WMX or WMUS desires but has not received.

      4.2  Private Placement Restrictions.   Each of WMX and WMUS
understands that:

      (a) neither the WM Partnership Shares nor the WM Option have been registered or qualified under the Securities Act of 1933 or any other Securities Laws and that the shares issuable upon exercise of the WM Option will not be so registered when they are issued;

      (b)  ServiceMaster's obligations to register the WM
           Partnership Shares and the WM Option Shares are limited to those set forth in the Relationship Agreement; and

      (c) both the Securities Laws and the Relationship Agreement impose restrictions on the offer and sale of the WM
           Shares.

      4.3 Acknowledgment of Good Private Placement. Each of WMX and WMUS warrants that it is familiar with the Securities Law requirements relevant to the acquisition of the WM Consumer Shares by ServiceMaster and the issuance by ServiceMaster of the WM Partnership Shares and the WM Option and that (i) each of WMX and WMUS has concluded that no registration under the Securities Act of 1933 is required in connection of any of such actions and (ii) neither WMX nor WMUS has any reason to believe that such actions do not comply with any other requirements of the Securities Laws. The term "Securities Laws" whenever it is used in this Agreement means all of the following laws as constituted at the time as of which the term shall be applied: The Securities Act of 1933; the Securities Exchange Act of 1934; all other federal and state laws governing the offer, sale, purchase or other activities involving securities; and all governmental regulations and requirements issued or arising under any of these laws.

5.    WM Warranties.  Each of WMX and WMUS hereby warrants to
ServiceMaster and ServiceMaster Consumer Services that:

      5.1 Organization. It is duly organized, validly existing and is in good standing as a Delaware corporation.

      5.2 Authorization. The execution and delivery of each of the New Relationship Agreements and the consummation of the transactions contemplated by each of the New Relationship
Agreements has been duly authorized by its board of directors and (in the case of WMUS) by its sole stockholder. Each of WMX and WMUS has duly executed and delivered each of the New Relationship Agreements to which it is a party.

      5.3 No Adverse Interest. The WM Consumer Shares have been conveyed to ServiceMaster free and clear of all liens, claims, encumbrances and restrictions, except that (i) the WM Consumer Shares are subject to the restrictions specified in the partnership agreement governing ServiceMaster Consumer Services and restrictions on resale under securities laws and (ii) no warranty is made with respect to any liens, claims, encumbrances and restrictions to which such shares may have become subject before they were issued to WMUS (provided that WMX warrants that it has no knowledge of any such preexisting liens, claims, encumbrances or restrictions).

      5.4 No Conflict. The execution and delivery of the New Relationship Agreements and the disposition of the WM Consumer Shares does not contravene: (i) any provision of the certificate of incorporation or bylaws of WMX or WMUS; (iii) any agreement to which WMX or WMUS is a party; or (iv) any provision of any law or regulation applicable to WMX or WMUS.

6.    General Provisions

      6.1  Interpretative Rules.  The provisions contained in
Sections 12.2 - 12.10 of the Relationship Agreement are incorporated herein by reference, for purposes of such incorporation shall be deemed to refer to this Agreement, and as so incorporated shall govern this Agreement to the same extent as if set forth at this place.

      6.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

      6.3 Survival of Warranties. All warranties in this Agreement and those in each New Relationship Agreement shall survive the execution, delivery and performance of this Agreement and the New
Relationship Agreements and the closing of the transactions contemplated hereby and thereby.

                       *  *  *  *  *  *  *  *  *  *

      Each party has executed this document at the place provided below in order to evidence such party's agreement to be bound by all of its terms.



WMX TECHNOLOGIES, INC.

By:/s/ Dale B. Tauke
      Name:________________________
      Title:_______________________



WMI URBAN SERVICES, INC.

By: /s/ Dale B. Tauke
      Name:________________________
      Title:_______________________



SERVICEMASTER LIMITED PARTNERSHIP

By: ServiceMaster Management Corporation
      As Managing General Partner


      By: /s/ Ernest J. Mrozek
           Name: Ernest J. Mrozek
           Title:Sr. V.P. - C.F.O.



SERVICEMASTER CONSUMER SERVICES LIMITED PARTNERSHIP

By: ServiceMaster Consumer Services, Inc.
      As Managing General Partner

      By: /s/ Ernest J. Mrozek
           Name:   Ernest J. Mrozek
           Title: Vice President